EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dialogic Inc.:

We consent to the use of our report dated March 31, 2011 with respect to the consolidated balance sheet of Dialogic Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Mountain View, California

July 14, 2011